AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 2009

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON
FORM S-3
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ESSEX RENTAL CORP.
 (Exact name of registrant as specified in its charter)

DELAWARE	20-5415048
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

MARTIN A. KROLL
CHIEF FINANCIAL OFFICER
ESSEX RENTAL CORP.
1110 LAKE COOK ROAD, SUITE 220
BUFFALO GROVE, ILLINOIS 60089-1974
 (847) 215-6500

COPIES TO:
TODD J. EMMERMAN
KATTEN MUCHIN ROSENMAN LLP
575 MADISON AVENUE
NEW YORK, NEW YORK 10022
(212) 940-8800; (212) 940-8776 (FACSIMILE)
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

From time to time after this registration statement becomes effective until such time that all of the shares of common stock being offered hereunder have been sold.
(Approximate date of commencement of proposed sale of the securities to the public)

If the only Securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this is a post-effective amendment to a registration filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  ☐      Accelerated filer  ☐

Non-accelerated filer  ☒(Do not check if a smaller reporting company)           Smaller reporting company  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 on Form S-3 contains an updated prospectus relating to the offering and sale of shares of common stock issuable upon exercise of warrants that were issued to public investors in connection with the registrant’s initial public offering (together with certain other securities of the registrant) initially registered by Hyde Park Acquisition Corp. (formerly Rand Acquisition Corp. II), the former name of the registrant, on the Registration Statement on Form S-1 (File No. 333-138452) declared effective by the Securities and Exchange Commission on November 6, 2006. This Post-Effective Amendment No. 1 on Form S-3 is being filed to convert such Registration Statement on Form S-1 into a Registration Statement on Form S-3. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 21, 2009
Prospectus

Essex Rental Corp.
12,102,381 Shares of
Common Stock

This prospectus relates to 12,102,381 shares of our common stock, par value $0.0001 per share, which are issuable upon the exercise of warrants originally issued in a public offering pursuant to a prospectus dated November 6, 2006. In order to obtain the shares, the holders of the warrants must pay an exercise price of $5.00 per share. We will receive proceeds from the exercise of the warrants but not from the sale of the underlying common stock.

In connection with our initial public offering, we sold to EarlyBirdCapital, Inc., who acted as the representative of the underwriters in such offering, an option to purchase up to 600,000 units at a purchase price of $8.80 per unit. The units issuable upon exercise of the option are identical to the units that were offered in such offering. The registration statement of which this prospectus forms a part also covers the units underlying the option, the shares of common stock and the warrants included as part of such units and the shares of common stock underlying the warrants included as part of such units.

Assuming the exercise of the option to purchase 600,000 units sold to EarlyBirdCapital, Inc. in connection with its underwriting of our initial public offering, and the exercise of all of the outstanding warrants of the Company (including the warrants underlying the unit option), we will receive gross proceeds of $60,511,905.

Our shares of common stock are currently traded on the Over-the-Counter Bulletin Board  under the symbol “HYDQ.” On May 20, 2009, the closing sale price of the common stock was $6.75.

An investment in these securities involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is  May 21, 2009

i

The following summary highlights certain information appearing elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus.   For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors, beginning on page 3, the financial statements and any information incorporated by reference from our other filings with the Securities and Exchange Commission.    As used in this prospectus, references to “the Company” or  “ Essex ” or to “we,” “us” or “our” refer to Essex Rental Corp., together with its consolidated subsidiaries, Holdings and Essex Crane, unless the context otherwise requires.

COMPANY OVERVIEW
Essex Rental Corp. (formerly Hyde Park Acquisition Corp.), or the Company, was incorporated in Delaware on August 21, 2006 as a blank check company whose objective was to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Our initial public offering was declared effective March 5, 2007 and was consummated on March 13, 2007, resulting in net proceeds of $98,423,651 through the sale of 12,937,500 units at $8.00 per unit, including units sold pursuant to the underwriter’s over-allotment. Each unit was comprised of one share of our common stock and one warrant entitling the holder thereof to purchase one share of our common stock at an exercise price of $5.00. In addition, an option to purchase 600,000 units, which we refer to as the unit option, at an exercise price of $8.80 per unit (with each unit consisting of one share of our common stock and one warrant, each to purchase one share of our common stock at an exercise price of $5.00 per share) was sold to EarlyBirdCapital, Inc. in connection with its underwriting of the Company’s initial public offering.

On October 31, 2008, we acquired all of the ownership interests of Essex Holdings LLC, or Holdings, the parent company of Essex Crane Rental Corp, or Essex Crane, other than ownership interests which were retained by members of Essex Crane’s senior management, which we refer to as the retained interests, each of whom owned membership interests of Holdings prior to the closing of the acquisition.  The retained interests owned by members of Essex Crane’s senior management are exchangeable at any time for an aggregate of 632,911 shares of our common stock.  The retained interests do not carry any voting rights and are entitled to distributions from Holdings only if we pay a dividend to our stockholders, in which case a distribution on account of the retained interests will be made on an “as exchanged” basis.  Prior to the acquisition of Essex Crane, we did not conduct, or have any investment in, any operating business.

We are a leading provider of lattice-boom crawler crane and attachment rental services and possess one of the largest fleets of such equipment in the United States. Over more than 48 years of operation, Essex Crane has steadily grown from a small, family-owned crane rental company to an industry leader with national capabilities.

We currently own more than 350 crawler cranes and attachments, which we make available to customers throughout the United States and Canada.  Our cranes and attachments are used for projects in a variety of regions and industries, including the power, marine, sewer and water, transportation, infrastructure, petrochemical and municipal construction sectors. The fleet of crawler cranes and attachments is diverse by lift capacity, allowing us to meet the crawler crane and attachment requirements of our engineering and construction firm customer base.  We primarily rent our crawler cranes and attachments “bare,” meaning without an Essex-supplied operator, and arranges with its customers to charge for transportation costs and repair costs while on rent. This business model allows us to minimize headcount and operating costs.

Our team of sales, marketing and maintenance professionals, through a network of four main service centers, three smaller service locations and several remote storage yards, serves a variety of customers engaged in construction projects related to power generation, petro-chemical facilities, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding and commercial construction.  Essex Crane has significantly diversified its end-markets in recent years to avoid over-exposure to any one sector of the construction segment. Our end-markets are characterized by large construction projects with long-lead times. Management believes that these long lead times, coupled with 6-18 month contracts, provide visibility over future project pipelines and revenues.

Holdings, a Delaware limited liability company, owns all of the capital stock of Essex Crane, which is its sole asset.

Our principal executive offices are located at 1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois 60089-1974, and our telephone number is (847) 215-6500.

THE OFFERING

Securities Offered*	12,102,381 shares of common stock, underlying warrants with an exercise price of $5.00 per share. The warrants expire on March 4, 2011, at 5:00 p.m., New York City time.

Common Stock*
Number outstanding before this offering	13,475,275
Number to be outstanding after this offering
26,177,656, assuming the exercise of the unit option sold to EarlyBirdCapital in connection with its underwriting of our initial public offering, and the exercise of all of the outstanding warrants of the Company (including the warrants underlying the unit option) other than warrants to purchase 1,500,000 shares of our common stock issued to our initial stockholders.

OTCBB symbol for our common stock	HYDQ

Offering proceeds*
Assuming the exercise of the unit option sold to EarlyBirdCapital in connection with its underwriting of our initial public offering, and the exercise of all of the outstanding warrants of the Company (including the warrants underlying the unit option) other than warrants to purchase 1,500,000 shares of our common stock issued to our initial stockholders, we will receive gross proceeds of $60,511,905. We intend to use the proceeds from the exercise of warrants for working capital, operating expenses and other general corporate purposes

*           Does not give effect to (i) the retained interests issued to Essex Crane’s senior management in connection with the acquisition, which are exchangeable for an aggregated of 632,911 shares of our common stock or (ii) the exercise of options to purchase up to an aggregate of 565,000 shares of our common stock issued to members of our senior management on December 18, 2008.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline and you may lose all or part of your investment.

Our business may be adversely affected by changing economic conditions beyond our control, including decreases in construction or industrial activities.

The heavy crane rental industry’s revenues are closely tied to conditions in the end markets in which our customers operate and more broadly to general economic conditions. Our products are used primarily in infrastructure-related projects and other non-residential construction projects in a variety of industries (including the power, transportation infrastructure, petrochemical, municipal construction and industrial and marine industries). Consequently, the economic downturn, and particularly the weakness in our end markets may lead to a significant decrease in demand for our equipment or depress equipment rental and utilization rates and the sales prices for equipment we sell.  During periods of expansion in our end markets, Essex Crane generally has benefited from increased demand for its products. Conversely, during recessionary periods in its end markets, Essex Crane has been adversely affected by reduced demand for its products. Weakness in our end markets, such as a decline in non-residential construction, infrastructure projects or industrial activity, may in the future lead to a decrease in the demand for our equipment or the rental rates or prices we can charge. Factors that may cause weakness in our end markets include but are not limited to:

•	slowdowns in non-residential construction in the geographic regions in which we operate;

•	reductions in corporate spending for plants, factories and other facilities; and

•	reductions in government spending on highways and other infrastructure projects.

Future declines in non-residential construction, infrastructure projects and industrial activity could adversely affect our operating results by decreasing our revenues and profit margins.  Continued weakness or further deterioration in the non-residential construction and industrial sectors caused by these or other factors could have a material adverse effect on our financial position, results of operations and cash flows in the future and may also have a material adverse effect on residual values realized on the disposition of our rental fleet.  Declines in our order backlog should be considered as an indication of a decline in the strength of the non-residential construction markets.

The current worldwide economic downturn may have an adverse impact on our business and financial condition in ways that we currently cannot predict.

The current worldwide economic downturn — which has included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions and/or fluctuations in equity and currency values worldwide and concerns that the worldwide economy may enter into a prolonged recessionary period — make it increasingly difficult for us, our customers and our suppliers to accurately forecast future product demand trends, which could reduce the utilization rate of our fleet.  Alternatively, this forecasting difficulty could cause a shortage of equipment available for rental that could result in an inability to satisfy demand for our products and a loss of market share.

Fluctuations in the stock market, as well as general economic and market conditions, may impact the market price of our common stock.

The market price of our common stock has been and may continue to be subject to significant fluctuations in response to general economic changes and other factors including, but not limited to:

•	variations in our quarterly operating results or results that vary from investor expectations;

•	changes in the strategy and actions taken by our competitors, including pricing changes;

•
securities analysts’ elections to not to cover our common stock, or, if analysts do elect to cover our common stock, changes in financial estimates by analysts, or a downgrade of our common stock or of our sector by analysts;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	loss of a large supplier;

•	investor perceptions of us and the equipment rental and distribution industry;

•	our ability to successfully integrate acquisitions and consolidations; and

•	national or regional catastrophes or circumstances and natural disasters, hostilities and acts of terrorism.

Broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, including to those listed above and others, may harm the market price of our common stock.

We are dependent upon key personnel whose loss may adversely impact Essex Crane’s business and our results of operations.

We depend on the expertise, experience and continued services of Essex Crane’s senior management employees, especially Ronald Schad, Essex Crane’s and the Company’s President and Chief Executive Officer, Martin Kroll, Essex Crane’s and the Company’s Chief Financial Officer and Essex Crane’s Senior Vice President, William Erwin, Essex Crane’s Vice President Operations and Customer Support and William O’Rourke, Essex Crane’s Vice President Sales and Account Management.  Mr. Schad has acquired specialized knowledge and skills with respect to Essex Crane and its operations and most decisions concerning the business of Essex Crane will be made or significantly influenced by him. The loss of Mr. Schad, Mr. Kroll, Mr. Erwin or Mr. O’Rourke or other senior management employees, or an inability to attract or retain other key individuals, could materially adversely affect us.  We seek to compensate and incentivize our key executives, as well as other employees, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow us to retain key employees or hire new key employees. As a result, if Messrs. Schad, Kroll, Erwin, and/or O’Rourke were to leave Essex Crane, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successors obtain the necessary training and experience. In connection with the acquisition of Essex Crane, we entered into three-year employment agreements with each of Messrs. Schad, Kroll, Erwin and O’Rourke. However, there can be no assurance that the terms of these employment agreements will be sufficient to retain Messrs. Schad, Kroll, Erwin and/or O’Rourke.

Our dependence on a small number of crane manufacturers poses a significant risk to our business and prospects.

Essex Crane’s crane fleet has historically been comprised of only Manitowoc and Liebherr crawler cranes. Given our reliance on two manufacturers for its entire fleet of crawler cranes, and limited alternative sources of crawler cranes, if either of these manufacturers were unable to meet expected manufacturing timeframes due to, for example, natural disasters or labor strikes, we may experience a significant increase in lead times to acquire new equipment or may be unable to acquire such equipment at all. Any inability to acquire the model types or quantities of new equipment on a timely basis to replace older, less utilized equipment would adversely impact our future financial condition or results of operations.

In addition, Essex Crane has developed strong relationships with Manitowoc and Liebherr. There can be no assurance that Essex Crane will be able to maintain its relationships with these suppliers. Termination of Essex Crane’s relationship with these suppliers could materially and adversely effect our business, financial condition or results of operations if such termination resulted in Essex Crane being unable to obtain adequate rental and sales equipment from other sources in a timely manner or at all.

The cost of new equipment we use in our rental fleet is increasing, which may cause us to spend significantly more for replacement equipment, and in some cases we may not be able to procure equipment at all due to supplier constraints.

Our business model is capital intensive and requires significant continual investment in new cranes to meet customer demand. As a result, our financial condition and results of operations may be significantly impacted by a material change in the pricing of new cranes acquired by us. Such changes may be driven by a number of factors which include, but are not limited to:

•	steel prices – due to the high tensile steel component of the cranes, significant changes in the price of steel can materially change the cost of acquiring a crane;

•	global demand – the market for crawler cranes is global and significant growth in overseas demand for cranes could materially increase the cost of new cranes regardless of US economic conditions;

•
US economy – overall inflationary conditions in the US may impact the operating costs of one of Essex Crane’s key crane suppliers and therefore impact crane pricing for customers such as Essex Crane; and

•
currency fluctuations – as one of our principal suppliers is based in Europe, devaluation of the US dollar (as compared to the Euro) may materially increase the cost of acquiring cranes and attachments; conversely, inflation of the value of the US dollar may adversely affect our revenues from international sales of used cranes and attachments.

While we can manage the size and aging of our fleet generally over time, eventually we must replace older equipment in our fleet with newer models.  We would be adversely impacted if we were unable to procure crawler cranes to allow us to replace our older and smaller capacity crawler cranes over time as anticipated.

If we are unable to obtain additional capital as required, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing equipment and to acquiring new rental locations.

Our ability to compete, sustain our growth and expand our operations through new locations largely depends on access to capital. If the cash we generate from Essex Crane’s business, together with cash on hand and cash that we may borrow under Essex Crane’s new credit facility is not sufficient to implement our growth strategy and meet our capital needs, we will require additional financing. However, we may not succeed in obtaining additional financing on terms that are satisfactory to us or at all. In addition, our ability to obtain additional financing is restricted by Essex Crane’s  credit facility, which became effective upon the closing of our acquisition of Essex Crane. If we are unable to obtain sufficient additional capital in the future, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing cranes and attachments and to new service locations or storage yards. Furthermore, any additional indebtedness that we do incur may make us more vulnerable to economic downturns and may limit their ability to withstand competitive pressures.

If we are successful in our efforts to expand our operations, through new locations, acquisitions or additional equipment such expansion may result in risks and costs associated with business start-up and integration.

The opening of new service locations or storage yards or the completion of any future acquisitions of other equipment rental companies may result in significant start-up or transaction expenses and risks associated with entering new markets in which we have limited or no experience. New service locations and storage yards require significant up-front capital expenditures and may require a significant investment of our management’s time to successfully commence operations. New locations may also require a significant amount of time to provide an adequate return on capital invested, if any. In addition, in the event that we were to acquire different types of cranes and attachments than those we currently rent, or different classes of rental equipment, there can be no assurance that our customers would choose to rent such items from us or would do so at such rates or on such terms, that would be acceptable to us.

Our ability to realize the expected benefits from any future acquisitions of other equipment rental companies depends in large part on our ability to integrate and consolidate the new operations with our existing operations in a timely and effective manner. In addition, we may fail or be unable to discover certain liabilities of any acquired business, including liabilities relating to noncompliance with environmental and occupational health and safety laws and regulations. Any significant diversion of management’s attention from our existing operations, the loss of key employees or customers of any acquired business, or any major difficulties encountered in opening new locations or integrating new operations could have an adverse effect on our business, financial condition or results of operations.

The crane rental industry is competitive.

The crane rental industry is highly fragmented and is served by companies who focus almost exclusively on crane and lifting equipment rental. We compete directly with regional and local crane rental companies and a limited number of national crane rental companies (including ALL Erection & Crane, Lampson International and Maxim Crane Works). There can be no assurance that we will not encounter increased competition from existing competitors or new market entrants (including a newly-formed competitor created by consolidating several existing regional competitors) that may be significantly larger and have greater financial and marketing resources.

Our management believes that rental rates, fleet availability and size and quality are the primary competitive factors in the crane rental industry. From time to time, we or our competitors may attempt to compete aggressively by lowering rental rates or prices or offering more favorable rental terms. Competitive pressures could adversely affect our revenues and operating results by decreasing our market share or depressing the rental rates. To the extent we lower rental rates, offer different rental terms or increase our fleet in order to retain or increase market share, our operating margins would be adversely impacted.

Our status as a public company may be a competitive disadvantage.

We are and will continue to be subject to the disclosure and reporting requirements of applicable US securities laws and, if our securities are listed on The NASDAQ Capital Market or another national exchange, will be subject to the NASDAQ or such other exchange’s rules. Many of our principal competitors are not subject to these disclosure and reporting requirements or the NASDAQ or such other exchange rules. As a result, we may be required to disclose certain information and expend funds on disclosure and financial and other controls that may put us at a competitive disadvantage to our principal competitors.

We may encounter substantial competition in our efforts to expand our operations.

An element of our growth strategy is to continue to expand by opening new service centers and equipment storage yards. The success of our growth strategy depends in part on identifying sites for new locations at attractive prices. Zoning restrictions may in the future prevent us from being able to open new service centers or storage yards at sites we have identified.  We may also encounter substantial competition in our efforts to acquire other crane rental companies, which may limit the number of acquisition opportunities and lead to higher acquisition costs.

Our internal controls over financial reporting may be deficient in certain respects and require remedial measures in order to ensure our ability to comply with financial reporting laws and regulations and to publish accurate financial statements.

Our internal controls over financial reporting may be deficient in certain respects and such deficiencies could adversely affect our ability to record, process, and summarize and report financial data consistent with the assertions of management in the financial statements.  Any failure to effectively address any such deficiency could disrupt our ability to process key components of our result of operations and financial condition timely and accurately and cause us to fail to meet our reporting obligations under rules of the Securities and Exchange Commission.

The crane rental industry has inherent operational risks that may not be adequately covered by Essex Crane’s insurance.

Essex Crane may not be adequately insured against all risks and there can be no assurance that its insurers will pay a particular claim. Even if its insurance coverage is adequate to cover its losses, Essex Crane may not be able to timely obtain a replacement crane in the event of a loss. Furthermore, in the future, Essex Crane may not be able to obtain adequate insurance coverage at reasonable rates for its fleet. Essex Crane’s insurance policies will also contain deductibles, limitations and exclusions which, although management believes are standard in the heavy lift crane rental industry, may nevertheless increase its costs. Moreover, certain accidents or other occurrences may result in intangible damages (such as damages to reputation) for which insurance may not provide an adequate remedy.

Essex Crane may not be able to renew its insurance coverage on terms favorable to it that could lead to increased costs in the event of future claims.

When Essex Crane’s current insurance policies expire, it may be unable to renew such coverage upon terms acceptable to it, if at all. If Essex Crane is able to renew Essex Crane’s coverage it expects that the premium rates and deductibles may increase as a result of general rate increases for this type of insurance as well as its historical claims experience and that of Essex Crane’s competitors in the industry. If we cannot obtain insurance coverage, it could adversely affect Essex Crane’s business by increasing its costs with respect to any claims. Additionally, existing or future claims may exceed the level of Essex Crane’s present insurance, and its insurance may not continue to be available on economically reasonable or desirable terms, if at all.

Essex Crane may not be able to generate sufficient cash flows to meet its debt service obligations.

Essex Crane’s ability to make payments on its indebtedness will depend on its ability to generate cash from its future operations.  As of March 31, 2009, Essex Crane had a revolving credit facility which provides for an aggregate debt facility of $190 million of which approximately $138 million is outstanding.  This facility is secured by a first priority lien on all of Essex Crane’s assets and, in the event of default, the lenders generally would be entitled to seize the collateral. In the event of a prolonged economic downturn, Essex Crane’s business may not generate sufficient cash flow from operations or from other sources sufficient to enable it to repay its indebtedness and to fund its other liquidity needs, including capital expenditure requirements and may not be able to refinance any of its indebtedness on commercially reasonable terms, or at all. If Essex Crane cannot service or refinance its indebtedness, we may have to take actions such as asset divestitures, seeking additional equity or reducing or delaying capital expenditures, any of which could have an adverse effect on our operations. Additionally, Essex Crane may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

In the event we incur further debt obligations in relation to acquisitions, or for any other purpose, the exposure to the risks outlined above will increase accordingly.

Essex Crane’s loan agreements contain restrictive covenants that will limit Essex Crane’s corporate activities.

Essex Crane’s loan agreements impose operating and financial restrictions that will limit Essex Crane’s ability to:

•	create additional liens on their assets;

•	make investments and capital expenditures above a certain threshold;

•	incur additional indebtedness;

•	engage in mergers or acquisitions;

•	pay dividends or redeem outstanding capital stock;

•	sell any of Essex Crane’s cranes or any other assets outside the ordinary course of business; and

•	change its business.

Essex Crane will need to seek permission from its lender in order for Essex Crane to engage in some corporate actions.  Essex Crane’s lender’s interests may be different from those of the Company, and no assurance can be given that Essex Crane will be able to obtain its lender’s permission when needed.  This may prevent Essex Crane from taking certain actions that are in its best interests.

We are subject to numerous environmental laws and regulations that may result in our incurring unanticipated liabilities, which could have an adverse effect on our operating performance.

Federal, state and local authorities subject our facilities and operations to requirements relating to environmental protection. These requirements can be expected to change and expand in the future, and may impose significant capital and operating costs on Essex Crane’s business.

Environmental laws and regulations govern, among other things, the discharge of substances into the air, water and land, the handling, storage, use and disposal of hazardous materials and wastes and the cleanup of properties affected by pollutants. If we violate environmental laws or regulations, we may be required to implement corrective actions and could be subject to civil or criminal fines or penalties. There can be no assurance that we will not have to make significant capital expenditures in the future in order to remain in compliance with applicable laws and regulations or that we will comply with applicable environmental laws at all times. Such violations or liability could have an adverse effect on our business, financial condition and results of operations. Environmental laws also impose obligations and liability for the investigation and cleanup of properties affected by hazardous substance spills or releases. We can be subject to liability for the disposal of substances which we generate and for substances disposed of on property which we own or operate, even if such disposal occurred before our ownership or occupancy. Accordingly, we may become liable, either contractually or by operation of law, for investigation, remediation and monitoring costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. In addition, because environmental laws frequently impose joint and several liability on all responsible parties, we may be held liable for more than our proportionate share of environmental investigation and cleanup costs. Contamination and exposure to hazardous substances can also result in claims for damages, including personal injury, property damage, and natural resources damage claims. Some of our properties contain, or previously contained, above-ground or underground storage tanks and/or oil-water separators. Given the nature of our operations (which involve the use and disposal of petroleum products, solvents and other hazardous substances for fueling and maintaining its cranes, attachments and vehicles) and the historical operations at some of our properties, we may incur material costs associated with soil or groundwater contamination. Future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to remediation liabilities or other claims that may be material.

Environmental requirements may become stricter or be interpreted and applied more strictly in the future. In addition, we may be required to indemnify other parties for adverse environmental conditions that are now unknown to us. These future changes or interpretations, or the indemnification for such adverse environmental conditions, could result in environmental compliance or remediation costs not anticipated by us, which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to numerous occupational health and safety laws and regulations that may result in its incurring unanticipated liabilities, which could have an adverse effect on our operating performance.

Our operations are subject to federal, state and local laws and regulations pertaining to occupational safety and health, most notably standards promulgated by the Occupational, Safety and Health Administration, or OSHA. Essex Crane is subject to various OSHA regulations that primarily deal with maintaining a safe work-place environment. OSHA regulations require Essex Crane, among other things, to maintain documentation of work-related injuries, illnesses and fatalities and files for recordable events, complete workers compensation loss reports and review the status of outstanding worker compensation claims, and complete certain annual filings and postings. Essex Crane may be involved from time to time in administrative and judicial proceedings and investigation with these governmental agencies, including inspections and audits by the applicable agencies related to its compliance with these requirements.

To date, Essex Crane’s compliance with these and other applicable safety regulations has not had a material effect on its, Holdings’ or our results of operations or financial condition. Essex Crane’s failure, however, to comply with these and other applicable requirements in the future could result in fines and penalties to Essex Crane and require it to undertake certain remedial actions or be subject to a suspension of its business, which, if significant, could materially adversely effect our business or results of operations. Moreover, our mere involvement in any audits and investigations or other proceedings could result in substantial financial cost to us and divert our management’s attention. Several recent highly-publicized accidents involving cranes (none of which involved cranes or attachments provided by Essex Crane) could result in more stringent enforcement of work-place safety regulations, especially with respect to companies which rent older cranes and attachments. Additionally, future events, such as changes in existing laws and regulations, new laws or regulations or the discovery of conditions not currently known to Essex Crane, may give rise to additional compliance or remedial costs that could be material.

Safety requirements may become stricter or be interpreted and applied more strictly in the future. These future changes or interpretations could have a material adverse effect on our business, financial condition or results of operations.

There are a substantial number of shares of our common stock available for resale in the future that may cause a decrease in the market price of our common stock.

In connection with our acquisition of Essex Crane, Holdings issued its Class A Membership Interests to members of Essex Crane’s senior management.  Such membership interests may be exchanged for up to an aggregate of 632,911 shares of our common stock, subject to certain adjustments. We have granted registration rights to Essex Crane’s senior management with respect to the shares of our common stock issuable upon exchange of the retained interests, which entitle Essex Crane’s senior management to file a registration statement with respect to such shares under certain circumstances, including upon demand after the October 31, 2010.  We also expect to file a registration statement with respect to the 1,272,500 shares of our common stock held by Kirtland Capital Company III LLC and Kirtland Capital Partners III LP following the listing of our common stock on the NASDAQ Capital Market or another national securities exchange.

In addition, warrants to purchase an aggregate of 13,602,381 shares of our common stock issued to our initial stockholders, purchasers in our initial public offering and EarlyBirdCapital, Inc. (excluding 1,435,119 shares of our common stock that would have been issuable upon exercise of warrants repurchased by us between November 1, 2008 and March 31, 2009) became exercisable upon the closing of the acquisition of Essex Crane.  All of our common stock issuable upon exercise of the warrants will be available for resale upon exercise. Lastly, 2,812,500 shares of our common stock purchased by our initial stockholders prior to our initial public offering will be released from escrow on October 31, 2009, or earlier if we  engage in a transaction resulting in our stockholders having the right to exchange their shares for cash or other securities, and will be eligible for resale in the public market subject to compliance with applicable law. Our initial stockholders are entitled to demand that we  register the resale of their shares of common stock at any time after the date on which their shares are released from escrow.

The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, upon exchange of the retained interests for our common stock or exercise of warrants to purchase our common stock, the equity interests of our stockholders, as a percentage of the total number of the outstanding shares of common stock, and the net book value of the shares of our common stock will be significantly diluted.

If we are unable to receive a listing of our securities on NASDAQ or another national securities exchange, then it may be more difficult for our stockholders to sell their securities.

Shares of our common stock, warrants and units are currently traded in the over-the-counter market and quoted on the OTCBB. We applied to have our common stock, warrants and units included on The NASDAQ Capital Market. There can be no assurance that the listing of our common stock, warrants or units on the NASDAQ Capital Market will be obtained. If we are unable to receive a listing or approval of trading of our securities on NASDAQ or another national securities exchange, then it may be more difficult for its stockholders to sell their securities.

We may issue shares of our common stock and preferred stock to raise additional capital, including to complete a future business combination, which would reduce the equity interest of our stockholders.

Our amended and restated certificate of incorporation authorizes the issuance of up to 40,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. We currently have 11,091,233 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants, employee stock options and unit purchase options, and the number of shares issuable upon exchange of the retained interests) and all of the 1,000,000 shares of preferred stock available for issuance. Although we currently have no other commitments to issue any additional shares of our common or preferred stock, we may in the future determine to issue additional shares of our common or preferred stock to raise additional capital for a variety of purposes, including to complete a future acquisition. The issuance of additional shares of our common stock or preferred stock may significantly reduce the equity interest of stockholders and may adversely affect prevailing market prices for our common stock.

FORWARD LOOKING STATEMENTS

This prospectus and other documents we file with the SEC contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our expected results of operations, financial resources or our projected plans for the expansion of our business, as well as other estimates relating to future operations. Words or phrases of expectation or uncertainty like “expect,” “believe,” “continue,” “anticipate,” “estimate,” “may,” “will,” “could,” “opportunity,” “future,” “project,” variations of such words and similar expressions are intended to identify “forward-looking statements,” although not all forward-looking statements contain these identifying words.

Statements that are not historical facts are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections for our business and the industry and markets in which we compete. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. In addition, we advise you that the factors listed in the “Risk Factors” section beginning on page 3, as well as other factors we have not currently identified, could affect our financial or other performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any forward-looking statement. We will not undertake and specifically decline any obligation to publicly release revisions to these forward-looking statements to reflect either circumstances after the date of the statements or the occurrence of events which may cause us to re-evaluate our forward-looking statements, except as may be required by law.

USE OF PROCEEDS

Assuming the exercise of the unit option sold to EarlyBirdCapital in connection with its underwriting of our initial public offering, and the exercise of all of the outstanding warrants of the Company (including the warrants underlying the unit option) other than warrants to purchase 1,500,000 shares of our common stock issued to our initial stockholders, we will receive gross proceeds of $60,511,905.  We intend to use the net proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock offered hereby is determined by reference to the exercise prices of the warrants.  The exercise price of the warrants is $5.00 per share.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The description of our common stock set forth in the section entitled “Description of Securities – Common Stock” of our Registration Statement on Form S-1, initially filed with the Securities and Exchange Commission on November 6, 2006, as amended from time to time (File No. 333-138452), is incorporated herein by reference.

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

LEGAL MATTERS

The validity of the common stock we are offering by this prospectus was passed upon for us by Graubard Miller, New York, NY.

EXPERTS

The consolidated balance sheet of Essex Rental Corp. and its subsidiaries, Essex Holdings, LLC and Essex Crane Rental Corp., as of December 31, 2008, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year then ended, have been audited by Grant Thornton LLP, independent registered public accountants,  and are incorporated herein by reference in reliance upon the report of Grant Thornton LLP, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The financial statements of Hyde Park Acquisition Corp. as of December 31, 2007, for the year ended December 31, 2007 and for the period from August 21, 2006 (inception) to December 31, 2006, incorporated herein by reference from our Annual Report on Form 10-K and the financial statements of Hyde Park Acquisition Corp. as of December 31, 2007, for the year ended December 31, 2007 and for the period from August 21, 2006 (inception) to December 31, 2007, incorporated herein by reference from our October 8, 2008 Definitive Proxy Statement, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report referenced therein.  The financial statements and the report of McGladrey & Pullen, LLP are included in reliance upon such report given upon the authority of McGladrey & Pullen, LLP as experts in auditing and accounting.

The audited historical financial statements of Hyde Park Acquisition Corp. as of December 31, 2006 and for the period from August 21, 2006 (inception) to December 31, 2006, incorporated herein by reference from our October 8, 2008 Definitive Proxy Statement have been audited by Goldstein Golub Kessler LLP, an independent public accounting firm, as stated in their report therein.   The financial statements and the report of Goldstein Golub Kessler LLP are included in reliance upon such report given upon the authority of Goldstein Golub Kessler LLP as experts in auditing and accounting.

The consolidated balance sheets of Essex Holdings, LLC (which we acquired on October 31, 2008) and its subsidiary, Essex Crane Rental Corp., as of October 31, 2008 and December 31, 2007 and the related consolidated statements of operations, members’ equity and cash flows for the period from January 1, 2008 through October 31, 2008, and the years ended December 31, 2007 and 2006, have been audited by Grant Thornton LLP, independent registered public accountants, in reliance upon the report of Grant Thornton LLP, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Post-Effective Amendment on Form S-3 to Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered by this prospectus.  This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith.  For further information with respect to us and the common stock offered by this prospectus, please see the registration statement and exhibit filed with the registration statement.  You may also contact us directly at Essex Rental Corp., 1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois 60089-1974, or by calling (847) 215-6500.

You may also read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. In addition, our reports, proxy and information statements have been filed electronically with the SEC which can be accessed at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Exchange Act, which means that we are disclosing it to you by referring to another document filed separately with the SEC. The information contained in the documents we are incorporating by reference is considered to be a part of this prospectus, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference in this prospectus. Accordingly, we incorporate by reference:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;
(2)	Our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2009;
(3)	Our Definitive Proxy Statement on Schedule 14A filed on October 8, 2008;
(4)	Our Current Reports on Form 8-K filed on February 23, 2009, March 30, 2009 and May 5, 2009;
(5)	Our Current Reports on Form 8-K/A filed on March 31, 2009 and May 6, 2009; and
(6)
Our description of our common stock set forth in the section entitled “Description of Securities – Common Stock” of our Registration Statement on Form S-1, initially filed with the Securities and Exchange Commission on November 6, 2006, as amended from time to time (File No. 333-138452).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the post-effective amendment on Form S-3 of which this prospectus forms a part, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

ESSEX RENTAL CORP.
1110 LAKE COOK ROAD, SUITE 220
BUFFALO GROVE, ILLINOIS  60089-1974
(847) 215-6500

 No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

ESSEX RENTAL CORP.

12,102,381

COMMON STOCK

PROSPECTUS

May 21, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Expenses to be paid by us in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fees	$0	*
Legal Fees and Expenses	$50,000
Accounting Fees	$10,000
Miscellaneous	$5,000
Total	$65,000

*Already paid. See Explanatory Note following cover page of this Post-Effective Amendment No. 1 on Form S-3 to Form S-1

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant’s Amended and Restated Certificate of Incorporation provides that to the extent permitted by the Delaware General Corporation Law, or the DGCL, directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives an improper personal benefit.

 Section 145 of the DGCL empowers a Delaware corporation to indemnify its officers and directors and specific other persons to the extent and under the circumstances set forth therein.

The Registrant’s By-laws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director, officer, employee or agent of the Registrant (or serving in any such capacity with another business organization at the request of the Registrant) if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, such director, officer, employee or agent may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

The Registrant maintains insurance policies that insure its directors and officers against damages arising out of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as officers and directors.

ITEM 16. EXHIBITS.

See the Exhibit Index immediately following the signature pages, which is incorporated by reference herein.

Item 17. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 20, 2009.

ESSEX RENTAL CORP.

By:	/s/ Ronald Schad
Name: Ronald Schad
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Laurence S. Levy Laurence S. Levy	Chairman of the Board of Directors	May 20, 2009
/s/ Edward Levy Edward Levy	Vice Chairman of the Board of Directors	May 20, 2009
/s/ Daniel H. Blumenthal Daniel H. Blumenthal	Director	May 20, 2009
/s/ Ronald Schad Ronald Schad	Chief Executive Officer, President and Director	May 20, 2009
/s/ Martin A. Kroll Martin A. Kroll	Chief Financial Officer	May 20, 2009

EXHIBIT INDEX

Exhibit Number	Description

2.1
Purchase Agreement, dated as of March 6, 2008, among the Registrant, Essex Crane Rental Corp., Essex Holdings, LLC and its members, and amendments thereto,  (incorporated herein by reference to Annex A of the Registrant’s Definitive Proxy Statement (File No. 000-52459) filed October 8, 2008)

4.1
Specimen Common Stock certificate (incorporated herein by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-138452) declared effective by the Securities and Exchange Commission on November 6, 2006)

4.2
Specimen Warrant Certificate (incorporated herein by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-1 (File No. 333-138452) declared effective by the Securities and Exchange Commission on November 6, 2006)

4.3
Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated herein by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form S-1 (File No. 333-138452) declared effective by the Securities and Exchange Commission on November 6, 2006)

5.1
Opinion of Graubard Miller  regarding the validity of the Common Stock being registered (incorporated herein by reference to Exhibit 5.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-138452) declared effective by the Securities and Exchange Commission on November 6, 2006)

23.1*	Consent of McGladrey & Pullen, LLP
23.2*	Consent of Grant Thornton LLP
23.3*	Consent of Goldstein Golub Kessler LLP
23.4	Consent of Graubard Miller (included in Exhibit 5.1)

*	Filed herewith.